Exhibit 99.1

Shareholders of Keystone approve name change to
C-Chip Technologies Corporation

March 18, 2003 - C-Chip Technologies Corporation (OTCBB: CCHI) wishes to announce that its shareholders have recently approved the change of name of the corporation from Keystone Mines Limited to C-Chip Technologies Corporation. This follows the acquisition, on January 7, 2003, by Keystone Mines Limited of all the assets, including the intellectual property related to the C-Chip™ technology from Capex Investments Limited. . As a result of the name change, the corporation will now be trading under the symbol CCHI listed on the OTCBB.

Stephane Solis, President & CEO, said: "I'm very pleased that we have obtained the approval of shareholders to change our name to C-Chip Technologies Corporation. Our name change will certainly reflect better the real nature of our business activity and, with the growth potential underlying the C-Chip technology; our shareholders should not be disappointed"

For those not familiar with the C-Chip™ technology, it is a wirelesss set of tools that was developed over the last three years to fill a market opportunity created by the high cost of unauthorized or unpaid use of various products. A utility provider such as telephone, cable or electricity, can remotely stop supplying services in the event of non-payment by consumers. On the other hand, financial institutions or leasing companies might supply months of free use of a capital good (cars, business machines, industrial machinery, etc.) before action can be taken to bring consumers and businesses back in line with agreed payment schedules. The C-Chip™ levels the playing field for all.

Products incorporating the C-Chip™ technology can be selectively enabled (turned on) or disabled (turned off), or be given any other commands at will from anywhere in the world to virtually anywhere in North America, at this time. Effectively, the technology enables the control of use of goods and services remotely without physical intervention and the beauty of it is that the end (and authorised) user can access the system using the web.

C-Chip Technologies Corporation is centering market penetration of the C-Chip™ on three specific applications; credit, security and pay-per-use management solutions for vehicles, business machines, industrial machinery and different consumer electronic products. Detailed information on the technology and its applications is available on our web site at www.cchiptech.com.

Contact: Stephane Solis, President & CEO, 514-891-6223, ssolis@cchiptech.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.